CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. and to the use of our reports dated February 21, 2012 on the financial statements and financial highlights of the Spirit of America Real Estate Income and Growth Fund, Spirit of America Large Cap Value Fund, Spirit of America High Yield Tax Free Bond Fund and the Spirit of America Income Fund each a series of shares of Spirit of America Investment Fund, Inc. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

Philadelphia, Pennsylvania	/s/ Tait, Weller & Baker LLP
April 29, 2012	TAIT, WELLER & BAKER LLP